EXHIBIT 99




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                     CEL-SCI SECURES MANUFACTURING FACILITY
                            FOR MULTIKINE CANCER DRUG

Biomedical Real Estate Group Backs Construction of Facility

VIENNA, VA, AUGUST 14, 2007 -- CEL-SCI CORPORATION (AMEX: CVM) announced today that it has entered into an agreement with a biomedical real estate group under which CEL-SCI acquires long term use of a dedicated manufacturing facility for its cancer drug Multikine(R). The financial value of this transaction to CEL-SCI is about $15 million. This facility is located near Baltimore, Maryland. Once fully built out to CEL-SCI's specifications, the facility will produce Multikine for both its Phase III clinical trials for head and neck cancer, as well as other cancers, and following marketing approval, for sale. This transaction is of great importance to CEL-SCI because it allows the Company to preserve its cash and, at the same time, pursue the development of its cancer drug in the most prudent manner.

BioRealty, Inc., a privately held real estate firm specializing in the biomedical sector, acquired the facility and is responsible for its build out pursuant to CEL-SCI's specifications. CEL-SCI leases the facility for 20 years, with options to extend the lease or purchase the facility at a later time. BioRealty, Inc. also committed to provide development management services and funding for the build-out of this facility, which, once fully built out, will be able to supply over $1 billion worth of drug. The Company had entered into a letter of intent with BioRealty on this transaction in January 2007.

The manufacturing facility will allow the Company to produce Multikine, a biologic, in the same manufacturing facility for Phase III clinical trials as for commercial production. Regulatory authorities prefer to see biologics such as Multikine produced in the same manufacturing facility for Phase III clinical trials and the sale of the product because this arrangement helps to ensure that the drug lots used to conduct the clinical trials will be consistent with those that will be marketed subsequent to approval.

Although some biotech companies outsource their manufacturing, this can be risky with biologics because they require intense manufacturing and process control. With biologic products a minor change in manufacturing and process control can result in a major change in the final product. Good and consistent manufacturing and process control is critical and is best assured if the product is manufactured and controlled in the manufacturer's own facility by their own specially trained personnel. In fact, there have been many situations in which companies had to repeat their Phase III trials or perform an additional clinical bridging study to address regulatory concerns resulting from outsourced manufacturing. This has led to enormous costs and lengthy delays in getting biotech drugs to market. In addition, using a contract manufacturer ties the company's approval to the manufacturing facility of the contractor, further reducing the level of control by the company.

Geert Kersten, Chief Executive Officer of CEL-SCI said, "Manufacturing biologics is such an expensive endeavor that most biotech companies partner with larger companies, and in the process give up their marketing rights. The funding with BioRealty, Inc. will allow us to keep the marketing rights, thereby giving our shareholders the greatest value creation. Now that the significant hurdle of manufacturing has been tackled, we are able to focus on getting Multikine through Phase III, and ultimately to patients."

Stan Wendzel, Managing Director of BioRealty, Inc. said, "After having completed the due diligence on both CEL-SCI and its Multikine product, we recognized that CEL-SCI may fundamentally change the standard method for treating cancer in the future. At the same time we also recognize the challenges faced by any Phase III biotech company wishing to self-fund a manufacturing facility. With CEL-SCI's help we were able to devise a client-tailored financing approach for their facility, which allows CEL-SCI to preserve its capital and focus on its core business. CEL-SCI has a dedicated and highly capable management team that we believe will succeed in bringing to market a major new cancer drug. We are simply pleased to be helping CEL-SCI accomplish that goal."

In Phase II clinical trials Multikine was shown to be safe and well-tolerated, and to improve the patients' overall survival by 33% at a median of three and a half years following surgery. The U.S. Food and Drug Administration (FDA) gave the go-ahead for a Phase III clinical trial with Multikine in January 2007 and granted Orphan drug status to Multikine in the neoadjuvant therapy of squamous cell carcinoma (cancer) of the head and neck in May 2007.

Multikine, a patented defined mixture of naturally derived cytokines, is the first immunotherapeutic agent in a new class of drugs called "Immune SIMULATORS". Immune SIMULATORS simulate the way our natural immune system acts in defending us against cancer. As opposed to other immunotherapies, which are designed to target a single or limited number of specific antigens or molecules, Immune SIMULATORS are multi-targeted; they simultaneously cause a direct and targeted killing of the specific tumor cells and they activate the immune system to produce a stronger anti-tumor attack on multiple fronts.

Multikine is also the first immunotherapeutic agent being developed as a first-line standard of care treatment for cancer. It is administered prior to any other cancer therapy because that is the period when the anti-tumor immune response can still be fully activated. Once the patient has advanced disease, or had surgery or has received radiation and/or chemotherapy, the immune system is severely weakened and is less able to mount an effective anti-tumor immune response. Other immunotherapies are administered later in cancer therapy, which can limit their effectiveness.

CEL-SCI Corporation is developing new immune system based treatments for cancer and infectious diseases. The Company has operations in Vienna, Virginia and Baltimore, Maryland. The Company's lead product Multikine is cleared to enter a global Phase III clinical trial in advanced primary head and neck cancer patients in the U.S. and Canada. CEL-SCI's other products, which are currently in pre-clinical stage, have shown protection against a number of diseases in animal tests and are being tested against diseases associated with bio-defense and avian flu.

When used in this report, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2006. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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